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                                                                       Exhibit 8


  MORGAN STANLEY DEAN WITTER BANK               DEUTSCHE BANK AG, LONDON BRANCH
              LIMITED                                  DEUTSCHE BANK AG
                                                     CAYMAN ISLANDS BRANCH
MORGAN STANLEY SENIOR FUNDING INC.                     Winchester House
          25 Cabot Square                          1 Great Winchester Street
           Canary Wharf                                 London EC2N 2DB
          London E14 4QA


                                                               December 15, 2003

BCP Luxembourg Holdings S.a.r.l ("Parent")
8-10, rue Mathias Hardt
L-1717 Luxembourg


                      Senior Subordinated Bridge C Facility
                                Commitment Letter

Ladies and Gentlemen:

Parent has advised Morgan Stanley (as defined below) (the "Global Coordinator") and Deutsche Bank (as defined below, and, together with Morgan Stanley, the "Joint Lead Arrangers", the "Initial Lenders" or "we" or "us") that a newly created subsidiary ("Bidco"), which intends, subject to certain conditions, to make an offer (the "Offer") to acquire all of the issued share capital of Crystal AG (the "Company") on the terms set out in Part I of Exhibit A hereto (the "Transaction Description"). Bidco is the indirect wholly owned subsidiary of a newly created holding company ("Holdco" or "Borrower") which is controlled by Blackstone. Parent wishes to establish the senior subordinated unsecured bridge facility described herein (the "Senior Subordinated Bridge C Facility") or the "Facility", the proceeds of which would be used for the purposes described in Part II of the Transaction Description. Capitalized terms used in this letter agreement but not defined herein shall have the meanings given to them in the Transaction Description or, as applicable, in the Exhibits to this letter agreement.

Subject to the terms and conditions described in this letter agreement and the attached Exhibits A, B and C (collectively, and together with the Fee Letter referred to below, this "Commitment Letter"), the Initial Lenders, severally and not jointly, agree to commit the amounts set forth below opposite such Initial Lender's name:

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                                         AGGREGATE SENIOR SUBORDINATED BRIDGE C
                                         FACILITY COMMITMENT:
--------------------------------------------------------------------------------
Morgan Stanley:                          (euro)282.5 million
--------------------------------------------------------------------------------
Deutsche Bank:                           (euro)282.5 million
--------------------------------------------------------------------------------
Total:                                   (euro)565 million
--------------------------------------------------------------------------------

For the purposes of this Commitment Letter, "Morgan Stanley" shall mean Morgan Stanley Dean Witter Bank Limited and/or any affiliate thereof, including Morgan Stanley Senior Funding Inc., as Morgan Stanley shall determine to be appropriate to provide the services (including by providing and funding the

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commitment) contemplated herein (provided that the commitment of Morgan Stanley
Dean Witter Bank Limited shall equal the total drawn outstandings of Morgan Stanley under the Facility and the Commitments of Morgan Stanley Senior Funding Inc. shall equal the total undrawn commitments of Morgan Stanley under this Commitment Letter and the Senior Subordinated Bridge C Facility), and "Deutsche Bank" shall mean Deutsche Bank AG Cayman Islands Branch, Deutsche Bank AG, London Branch and Deutsche Bank Securities Inc. and/or any other affiliate thereof as Deutsche Bank shall determine appropriate to provide the services contemplated herein.

You have requested the Initial Lenders to arrange and underwrite a bridge loan facility of up to (euro)565,000,000 (the "Interim C Facility" or "Interim Facility") which will be borrowed by the entity which is to become a borrower under the Facility on the date of the initial funding of the Transaction. The Interim Facility is proposed to be refinanced by a funding under the Facility and will be due and payable on the date which is 60 days after the drawing thereof.

It is the intention of the parties to fund the Interim Facility in the event the operative documentation for the Facility has not been completed and executed on the date of the closing of the Transaction, but subject to all other conditions precedent for drawings under the Facility. Drawdowns and repayments under the Interim Facility shall be made in accordance with, and subject to the provisions described in Appendix I.

It is acknowledged and agreed by the parties to this letter that it is the intention to document the Facility as soon as practicable after the date of this letter with the intention that funding of the Facility should take place pursuant to the final documentation therefore and not the Interim Facility. However neither failure to document the Facility adequately nor failure to satisfy related documentary conditions thereunder shall prejudice the drawdown of the Interim Facility in accordance with the terms hereof.

Each of the Initial Lenders hereby agrees on a several basis to underwrite 50% of the (euro)565,000,000 of the Interim Facility.

You and we agree to negotiate and work in good faith towards the execution and delivery of customary definitive documentation with respect to the Senior Subordinated Bridge C Facility (prepared by counsel to the Initial Lenders and consistent with documentation for transactions with affiliates of Blackstone so long as and to the extent reasonably acceptable to the Initial Lenders), including credit agreements and security agreements incorporating substantially the terms and conditions outlined in this Commitment Letter (the "Operative Documents"), as soon as practicable after the date of this Commitment Letter. You and we agree to commence negotiations of the Operative Documents as soon as practicable after the Announcement, the intent of the parties being to execute and deliver the Operative Documents prior to submission of the Offer Document to BAFin.

The terms and conditions of the Facility will not be limited to those set forth herein. Those matters that are not covered by or made clear under the provisions hereof are subject to the approval and agreement of you and the Joint Lead Arrangers and will be contained in the Operative Documents for the Facility.

Without prejudice to the provisions of Exhibits A and D to this Commitment Letter, which applied to all Advances or proposed Advances, the Initial Lenders or other Lenders shall not otherwise:

(a) have the right to cancel, rescind or terminate the Interim Facility during the Certain Funds Period (as defined in Exhibit B); or

(b) make or enforce any claims they may have under this Commitment Letter if the effect of such claim or enforcement would prevent or limit the making or utilisation of the Advances during the Certain Funds Period; or

(c) otherwise exercise during the Certain Funds Period any right of set-off or similar right or remedy which it may have in relation to any of the Advances.

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For the purposes of this paragraph and Appendix I, the term "Advances" shall include loans under the Interim Facility.

1.   COMMITMENT TERMINATION

The Initial Lenders' commitments set forth in this Commitment Letter will terminate on the earlier of the date which is 180 days after the Publication Date of the Offer and the date the Operative Documents become effective.

2.   SYNDICATION

The Initial Lenders reserve the right, before or after the execution of the Operative Documents, to syndicate all or a portion of the Initial Lenders' commitments hereunder to one or more other financial institutions reasonably acceptable to you and the Initial Lenders and that will become parties to the Operative Documents pursuant to syndications to be managed by the Joint Lead Arrangers in consultation with you (the financial institutions becoming parties to the Operative Documents being collectively referred to herein as the "Lenders"). You understand that the Initial Lenders intend to commence such syndication efforts promptly and they may elect to appoint, in consultation with you, one or more agents to assist in such syndication efforts.

Morgan Stanley will act as Global Coordinator, and Morgan Stanley and Deutsche Bank will act as Joint Lead Arrangers and Joint Book Runners with respect to the Facility, and will manage all aspects of the syndication in consultation with you, including the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders, the allocation of commitments among the Lenders, the assignment of any titles and the compensation to be provided to the Lenders.

You shall take, and use reasonable efforts to ensure that each of CAC and the Company takes (in the case of CAC and the Company, to the extent consistent with its obligations under the Takeover Act, Stock Corporation Act and applicable law) all actions that the Joint Lead Arrangers may reasonably request to assist the Joint Lead Arrangers in forming a syndicate acceptable to the Joint Lead Arrangers and you. Your assistance in forming such syndicate shall include but not be limited to: (i) using your commercially reasonable efforts to make senior management, representatives and advisors of Bidco and the Company available to participate in informational meetings with potential Lenders at such times and places as the Joint Lead Arrangers may reasonably request; (ii) using your commercially reasonable efforts to ensure that the syndication effort benefits from your, your shareholders' and each of CAC and the Company and its subsidiaries' existing lending relationships; (iii) assisting (including using your commercially reasonable efforts to cause your affiliates and advisors and reasonable efforts to ensure each of CAC and the Company and its subsidiaries and advisors to assist) in the preparation of a confidential information memorandum for the Facility and other marketing materials to be used in connection with the syndication; and (iv) promptly providing the Joint Lead Arrangers with all available information reasonably deemed necessary by it to successfully complete the syndication. You shall use, and use reasonable efforts to ensure that the Company uses, all reasonable efforts to obtain ratings for the Senior Secured Facilities.

To ensure an orderly and effective syndication of the Facility, you agree that, until the termination of the syndication (as reasonably determined by the Joint Lead Arrangers), you will not, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt security or commercial bank or other debt facility (including any renewals thereof), without the prior written consent of the Joint Lead Arrangers, such consent not to be unreasonably withheld or delayed. You agree that you will use reasonable efforts to coordinate with the Joint Lead Arrangers any offerings or syndications, or announcements of offerings or syndications, of debt or debt securities by it or any of its affiliates prior to the completion of the syndication of the Facility.

You agree that no additional agents, co-agents or lead arrangers will be appointed, or other titles conferred (except as previously set forth in this Section 2), without the consent of the Joint Lead Arrangers (such

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consent not to be unreasonably withheld or delayed), or except as otherwise agreed by the Joint Lead Arrangers prior to the date hereof. You agree that no Lender will receive any compensation of any kind for its participation in the Facility, except as expressly provided in the Fee Letter or in Exhibits A, B or
C. Further, each party to this Commitment Letter agrees that the Initial Lenders (in consultation with Bidco) may provide copies of, or disclose the contents of, Exhibits A, B and C hereof to potential investors in connection with the syndication of the Facility.

3.   FEES

In addition to the fees described in Exhibits B and C, you will pay (or cause to be paid) the fees set forth in the letter agreement dated the date hereof (the "Fee Letter") among you and the Initial Lenders. The terms of the Fee Letter are an integral part of the Initial Lenders' commitment hereunder and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described in the Fee Letter and Exhibits B and C shall be nonrefundable when paid, subject to rebates expressly provided for.

4.   INDEMNIFICATION

You agree to indemnify and hold harmless the Initial Lenders and each of their affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an "Indemnified Person") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of any defense in connection therewith) in each case arising out of or in connection with or relating to this Commitment Letter or the Operative Documents or the Transaction contemplated hereby or thereby, or any use made or proposed to be made with the proceeds of the Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Person's gross negligence or wilful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective, whether or not such investigation, litigation or proceeding is brought by you or any of your or the affiliates, securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

No Indemnified Person shall have any liability (whether in contract, tort or otherwise) to you or any of your affiliates, securityholders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence or wilful misconduct. In no event, however shall any Indemnified Person be liable for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

5.   COSTS AND EXPENSES

You shall, if the Offer is completed and borrowings are made under the Facilities, pay or reimburse the Initial Lenders on demand for all reasonable costs and expenses incurred by the Initial Lenders (whether incurred before or after the date hereof) in connection with the Facility and the preparation, negotiation, execution and delivery of this Commitment Letter, the Operative Documents and any security arrangements in connection therewith, including, without limitation, the reasonable fees and disbursements of counsel. You further agree to pay all costs and expenses of the Initial Lenders (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of their rights and remedies hereunder.

6.   CONFIDENTIALITY

By accepting delivery of this Commitment Letter, you agree that this Commitment Letter is for your confidential use only and that neither its existence nor the terms hereof will be disclosed by you to any

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person other than Blackstone, the Company, your and the Company's officers, directors, employees, accountants, attorneys and other advisors, and then only on a confidential and "need to know" basis in connection with the transactions contemplated hereby. Notwithstanding the foregoing, (i) you may file a copy of this Commitment Letter in any public record in which it is required by law to be filed, (ii) you may refer to the financing arrangements contemplated by this Commitment Letter in the Offer Document, to the extent required by the Takeover Act or BAFin to do so, and (iii) you may make such other public disclosures of the terms and conditions hereof as you are required by law or regulation to make.

Notwithstanding any other provision of this letter, you and the Initial Lenders hereby agree that you and the Initial Lenders (and each of your and their respective officers, directors, employees, accountants, attorneys and other advisors, agents and representatives) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to any of them relating to such U.S. tax treatment and U.S. tax structure.

7.   CLASSIFICATION

The Initial Lenders will treat you, the Company and your respective affiliates for the purposes of their engagement hereunder as intermediate customers within the meaning of and for the purposes of the Financial Services Authority Handbook of Rules and Guidance (the "Handbook"). In addition, you agree that they will at any time at the Initial Lenders' request in connection with the requirements set out in the Handbook, provide the Initial Lenders within a reasonable period after such request with documentation evidencing the existence, ownership and control of any obligors under any financing documentation in relation to the Financing.

8.   REPRESENTATIONS AND WARRANTIES

You represent and warrant that (i) all information (other than financial projections), taken as a whole, that has been or will hereafter be made available to the Initial Lenders, any Lender or any potential Lender by or on behalf of you or your subsidiaries or any of your representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections, if any, that have been or will be prepared by or on behalf of you, or your subsidiaries or any of your representatives and made available to the Initial Lenders, any Lender or any potential Lender have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related financial projections are made available to the Initial Lenders. If, at any time from the date hereof until the execution and delivery of the Operative Documents, any of the representations and warranties in the preceding sentence would be incorrect if the information or financial projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement the information and the financial projections so that such representations and warranties will be correct under those circumstances.

In issuing this Commitment Letter and in arranging the Facility including the syndication of the Facility, the Initial Lenders will be entitled to use, and to rely on the accuracy of, the information furnished to them by or on behalf of you, the Company and its subsidiaries or any of your or its respective representatives without responsibility for independent verification thereof.

9.   NO THIRD PARTY RELIANCE; SHARING INFORMATION

The agreements of the Initial Lenders hereunder and of any Lender that issues a commitment to provide financing under the Facility are made solely for your benefit and may not be relied upon or enforced by any other person. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.

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You acknowledge that the Initial Lenders or any of their affiliates (each of whom may rely on the provisions of this Section 9) may provide debt financing, equity capital or other services (including financial advisory services) to parties whose interests regarding the transactions described herein or otherwise may conflict with your, the Company's, Blackstone's or their respective affiliates' interests. Consistent with the Initial Lenders' policy to hold in confidence the affairs of their clients, such Initial Lenders will not furnish confidential information obtained from you or your affiliates, CAC, the Company or Blackstone to any of their other clients. Furthermore, no Initial Lenders will use in connection with the transactions contemplated hereby, or furnish to you, confidential information obtained by such Initial Lenders from any other person.

10.  ASSIGNMENTS

You may not assign this Commitment Letter or any Initial Lender's commitment hereunder without such Initial Lender's prior written consent, and any attempted assignment without such consent shall be void.

11.  AMENDMENTS

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto.

12.  GOVERNING LAW, ETC.

This Commitment Letter shall be governed by, and construed in accordance with the laws of the England and Wales, and the parties to this Commitment Letter submit to the jurisdiction of the courts of the England and Wales. You agree to appoint Law Debenture as your agent for service in connection with any proceedings in the courts of England and Wales. This Commitment Letter, together with any other documentation of the same date, sets forth the entire agreement among the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of a manually executed counterpart of this Commitment Letter. Sections 2 through 9, 12 and 13 shall survive the termination or expiration of any Initial Lender's commitment hereunder, except that Section 2 shall only so survive if the Closing Date occurs. You acknowledge that information and documents relating to the Facility may be transmitted through Intralinks, the internet or similar electronic transmission systems.

13.  WAIVER OF JURY TRIAL

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them to Kevin Adeson, Managing Director, Morgan Stanley Senior Funding Inc., 25 Cabot Square, Canary Wharf, London E14 4QA (facsimile: +44-20-7677-3443), on behalf of the Initial Lenders, on or before 5:00 p.m. (London time) on the earlier of the day before the Announcement and December 19, 2003, the time at which the commitment of the Initial Lenders set forth above (if not so accepted prior thereto) will terminate.

This Commitment Letter amends, replaces and restates in its entirety the Holdco Commitment Letter dated December 6, 2003 from the Initial Lenders to Holdco.

                            [Signature Pages Follow]


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If you elect to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

                                         Very truly yours,





                                         MORGAN STANLEY SENIOR FUNDING INC.

                                         By: /s/ Kevin M. Adeson
                                            ------------------------------------
                                         Name: Kevin M. Adeson
                                         Title: Managing Director



                                         DEUTSCHE BANK AG, LONDON BRANCH

                                         By: /s/ Brian Bassett
                                            ------------------------------------
                                         Name: Brian Bassett
                                         Title: Managing Director


                                        By: /s/ Arnulf Schneider
                                           -------------------------------------
                                        Name: Arnulf Schneider
                                        Title: Director



                                         DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

                                         By: /s/ Albert Fischetti
                                            ------------------------------------
                                         Name: Albert Fischetti
                                         Title: Director



                                         By: /s/ Ryan A. Zamin
                                            ------------------------------------
                                         Name: Ryan A. Zamin
                                         Title: Managing Director





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                                         MORGAN STANLEY DEAN WITTER BANK LIMITED

                                         By: /s/ Mathias Blumschein
                                            ------------------------------------
                                         Name: Mathias Blumschein
                                         Title: Executive Director






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Accepted and agreed to as of the date first written above:



BCP LUXEMBOURG HOLDINGS S.A.R.L.

By: /s/ David Blitzer
   ------------------------------------
Name: David Blitzer
Title: Attorney-in-fact









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